Exhibit 99.1

Sono-Tek Announces Third Quarter Results and Fourth Quarter Sales and Earnings Guidance

(January 17, 2017 - Milton, NY) Sono-Tek Corporation (OTC QX: SOTK) today announced sales of $2,599,000 for the three months ended November 30, 2016, compared to sales of $3,032,000 for the prior year period, a decrease of $433,000 or 14%. Although not directly reported, a comparison of the three months ended November 30, 2016 to the three months ended August 31, 2016 showed an increase in sales of $289,000 or 13%, continuing an upward trend for this Fiscal Year. The current quarter’s sales increase is attributable to the sale of a float glass coating line to a customer in Asia. Based on the Company’s backlog, recent shipments, and proposals, the Company is expecting another increase in sales for the fourth quarter of this Fiscal Year in comparison to earlier quarters this year. As mentioned in previous quarterly reports and releases this year, lower sales compared to a year ago have been due to global economic factors, including the strong US dollar, coupled with lower activity in the glass, medical, and electronics markets this year.

The Company reported net income of $62,000 for the three months ended November 30, 2016 compared to $244,000 for the prior year period, a decrease of $182,000. The Company reported net income of $28,000 for the nine months ended November 30, 2016 compared to $541,000 for the prior year period, a decrease of $513,000. The Company expects to report continuing profitability in the fourth quarter, based on its current backlog and shipments to date.

Dr. Christopher L. Coccio, Sono-Tek’s Chairman and CEO, stated that, “We will continue our focus on creating new products and market segments regardless of short-term macroeconomic conditions, and implementing a broad based LEAN manufacturing approach that has been freeing up cash reserves and streamlining our operations.”

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting our operations or the demand for our products; timely development and acceptance of new and existing products in the glass, medical, and electronics markets; adequacy of financing; capacity additions, the ability to enforce patents; the continued strength of the US dollar; the effectiveness of our LEAN manufacturing program; and the ability maintain order backlog, achieve increased sales volume at projected levels and continued profitability. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

SONO-TEK CORPORATION

SELECTED FINANCIAL DATA

	Unaudited		Unaudited
	Nine Months Ended November 30,		Three Months Ended November 30,
	2016	2015	2016	2015

Net Sales	$7,149,766	$8,890,027	$2,599,104	$3,032,457

Gross Profit	$3,288,115	$4,328,854	$1,239,400	$1,466,119

Income from Operations Before Income Taxes	$40,460	$688,044	$62,342	$284,697

Net Income	$28,460	$541,176	$62,342	$243,565

Basic Earnings Per Share	$0.00	$0.04	$0.00	$0.02

Diluted Earnings Per Share	$0.00	$0.04	$0.00	$0.02

Weighted Average Shares - Basic	14,961,076	14,941,150	14,961,076	14,946,274

Weighted Average Shares - Diluted	15,015,370	15,040,273	15,038,794	15,043,873